Exhibit 16

April 18, 2018

United States Securities and Exchange Commission
Office of the Chief Accountant
100 F Street NE
Washington, DC 20549

Re: Genesis Financial, Inc.
Commission File No. 333-103331

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K of Genesis Financial, Inc. that we understand will be filed on April 18, 2018. We are in agreement with the statements made, insofar as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ Fruci & Associates II, PLLC
Fruci & Associates II, PLLC